Exhibit 19.0
Insider Trading Policy (effective as of February 22, 2023)
General Overview

Accel Entertainment, Inc. (collectively with its subsidiaries, “Accel” or the “Company”) has adopted this Insider Trading Policy to prevent insider trading violations, comply with U.S. federal and state securities laws, as well as similar laws in other countries where Accel does business, and to preserve the reputation and integrity of Accel.

Accel is committed to high standards of honest and ethical business conduct and compliance with laws, rules and regulations.

You are receiving this Policy because you are an Accel officer, director, or employee (collectively, “Service Providers”).

Under this Policy, every Service Provider is prohibited from trading in Accel securities while in possession of material nonpublic information about Accel, and prohibited from giving material nonpublic information about Accel or others to anyone who might trade on the basis of that information.

Capitalized terms are in the list of defined terms at the end of this Policy. You may also wish to refer to the list of FAQs about this Policy following the defined terms. The FAQs are part of this Policy and the rules articulated in the FAQs must be followed as well.

Neither Accel nor the Compliance Officer is liable for any act made under this Policy. Neither Accel nor the Compliance Officer is responsible for any failure to approve a trade or for imposing any Blackout Period.

Scope

1.This Policy covers all Covered Persons, as such term is defined below. These Covered Persons are responsible for ensuring compliance with this Policy by members of their immediate families and persons sharing their households, and by entities with which they are affiliated or associated.

2.This Policy applies to all transactions in Accel securities, including shares of Accel common stock and options to purchase common stock, puts, calls, or other derivatives, however acquired, and any other type of securities that Accel may issue, such as restricted stock units (“RSUs”), preferred stock, convertible notes, warrants and exchange-traded options or other derivative securities. This Policy also prohibits trading in the securities of another company if a Covered Person becomes aware of material non-public information about that company in the course of his or her position with Accel.

3.Accel may impose sanctions for violations of this Policy and may issue stop-transfer orders to our transfer agent to implement it. Sanctions for individuals may include any disciplinary action, including termination of employment or service relationship with Accel, where applicable. Section 16 Persons and/or Access Persons may be required to certify compliance with this Policy on an annual basis. Notifications and approvals required under this Policy may be provided by electronic mail.

Individual Responsibility

It is illegal for you to trade in Accel’s securities, or the securities of other companies on the basis of material nonpublic information. It is also illegal for you to pass such information onto others who use it to trade in Accel’s securities, or the securities of other companies. You must comply with the provisions of federal and state securities laws and with Accel’s policies.

Each Covered Person is responsible for making sure he or she complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual. Any action on the part of Accel or the Compliance Officer pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable security laws. Each Covered Person could be subject to severe legal penalties and disciplinary action by Accel for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail in the FAQ Question “What are the penalties for failing to comply with the Policy?”

Statement of Company Policy

Prohibited Activities

A.No Covered Person possessing material nonpublic information about Accel may trade in Company securities at any time.

B.No Access Person or Section 16 Person may trade in Accel securities unless the trade has been approved in advance by the Compliance Officer in accordance with this Policy.

In connection with the application for Access Persons and Section 16 Persons to request approval for trades, the applicable certification form set forth in Annex A hereto shall be submitted to the Compliance Officer at complianceofficer@accelentertainment.com.

C.No Access Person or Section 16 Person may trade in, or make a gift or other transfer without consideration of, Accel securities outside of the Policy’s Trading Windows unless pursuant to a properly established Rule 10b5-1 Plan or as otherwise approved in advance by the Compliance Officer.

D.No Covered Person may trade in, or make a gift or other transfer without consideration of, Accel securities during any Blackout Period designated by the Compliance Officer, unless pursuant to a properly established Rule 10b5-1 Plan or as otherwise approved in advance by the Compliance Officer.

E.No Covered Person may disclose material nonpublic information about Accel to any outside person, including immediate family members and friends, unless required to do so as part of that Covered Person’s regular duties for Accel or authorized by the Compliance Officer or as otherwise approved in advance by the Compliance Officer.

F.No Covered Person may give trading advice of any kind about Accel to anyone while possessing material nonpublic information about Accel, except that Covered Persons should advise others not to trade if doing so might violate this Policy or the law. We strongly discourage Covered Persons from giving trading advice concerning Accel to third parties even when the Covered Persons do not possess material nonpublic information about Accel.

G.No Covered Person may, in respect of information obtained in the course of service as a Covered Person: (a) trade in the securities of any other public company while possessing material nonpublic information about that company; (b) disclose material nonpublic information about another public company to anyone; or (c) give anyone trading advice about any other public company while possessing material nonpublic information about that company.

H.No Covered Person may engage in transactions involving options or other derivative securities on Accel’s securities, such as puts and calls, whether on an exchange or in any other market; provided however that a Covered Person may exercise compensatory equity grants issued by Accel.

I.No Covered Person may engage in hedging or monetization transactions involving Accel securities, including, among other things, zero-cost collars and forward sale contracts or contribute Accel securities to exchange funds that could be interpreted as having the effect of hedging in Accel securities.

J.No Covered Person may engage in short sales of Accel’s securities, including short sales “against the box.”

K.No Covered Person may use or pledge Accel securities as collateral in a margin account or as collateral for a loan (other than a limited exception for a non-margin debt loan where the pledge has been approved by the Compliance Officer).

The foregoing prohibitions continue to apply to transactions in Accel securities for 90 days after termination of service to Accel. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Accel securities until that information has become public or is no longer material.

For purposes of clarity, the foregoing prohibitions in each clause of this Prohibited Activities section are cumulative with, and in addition to, the restrictions set forth in each other clause, and not in lieu thereof.

Trading Windows and Blackout Periods

1.No Trading by Covered Persons While in the Possession of Material Nonpublic Information. No Covered Person possessing material nonpublic information about Accel may trade in Company securities at any time. Covered Persons (other than Access Persons and Section 16 Persons) possessing such information may trade only after the close of trading on the first full trading day following our widespread public release of such information. In addition, trading by Access Persons and Section 16 Persons is subject to the Trading Windows described below.

2.Trading Windows for Access Persons and Section 16 Persons. Access Persons and Section 16 Persons are permitted to trade in Accel securities only during the Trading Window period that begins after the close of trading on the first full trading day following the widespread public release of our quarterly or year-end operating results, and ends at the close of trading on the fifteenth calendar day in the third month of the then-current quarter.

3.No Trading by Access Persons and Section 16 Persons During Trading Windows While in the Possession of Material Nonpublic Information. As noted above, no Covered Person possessing material nonpublic information about Accel may trade in Company securities at any time. Accordingly, even if a Trading Window is in effect, no Access Person or Section 16 Person possessing material nonpublic information about Accel may trade in Company securities. Access Persons and Section 16 Persons possessing such information may trade during a Trading Window only after the close of trading on the first full trading day following our widespread public release of such information.

For example, if Accel announces earnings after close of trading on a Monday (or before trading begins on a Tuesday), then the first time an Access Person or Section 16 Person can trade Accel securities is after the close of market on Tuesday (effectively the opening of the market on Wednesday for regular trading), assuming the Access Person or Section 16 Person is not aware of other material nonpublic information at that time. However, if Accel announces earnings after trading begins on that Tuesday, then the first time the Access Person or Section 16 Person can trade is after the close of market on Wednesday (effectively the opening of the market on Thursday for regular trading).

4.No Trading by Covered Persons During Blackout Periods. Even if a Trading Window is in effect, the Compliance Officer may designate special trading Blackout Periods that apply to particular individuals or groups of persons (including all Covered Persons), for such time, and with respect to such persons, as the Compliance Officer determines in his or her discretion. No Covered Person may trade in Accel securities during any such Blackout Periods and, in the case of Access Persons and Section 16 Persons, outside of the applicable Trading Windows. No Covered Person who learns of such a Blackout Period may disclose to any other person that a Blackout Period has been designated or that one was previously in place. The fact of the Blackout Period is confidential and cannot be disclosed internally or externally. The failure of the Compliance Officer to subject a person to a Blackout Period does not relieve that person of the obligation not to trade while in possession of material non-public information.

Prior Approval of Trades Required for Access Persons and Section 16 Persons; 10b5-1 Plans Strongly Recommended for Access Persons and Section 16 Persons

Access Persons and Section 16 Persons must request and obtain prior approval of all trades in Accel securities other than trades pursuant to a 10b5-1 Plan from the Compliance Officer. However, we strongly encourage all Access Persons and Section 16 Persons to trade in Accel securities only pursuant to a 10b5-1 Plan.

In connection with the application for Access Persons and Section 16 Persons to request approval for trades, the applicable certification form set forth in Annex A hereto shall be submitted to the Compliance Officer at complianceofficer@accelentertainment.com. You must notify the Compliance Officer promptly via email of any changes to the certification prior to the proposed trade.

In addition, Section 16 Persons must notify the Compliance Officer prior to any gifts or other transfers of Accel securities.

Certain sales, purchases and other transfers of Accel securities otherwise prohibited by this Policy may be permitted if they are effected pursuant to a 10b5-1 Plan that:
(a)complies with the requirements of Rule 10b5-1 under the Exchange Act and this Policy;

(b)is pre-approved by the Compliance Officer in writing, is not entered into during any Blackout Period and, in the case of Access Persons and Section 16 Persons, is entered into during an open Trading Window;

(c)the first trade under the 10b5-1 Plan does not occur (i) for a Section 16 Person: until the later of (A) ninety (90) days after adoption of the 10b5-1 Plan and (B) two (2) business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the 10b5-1 Plan was adopted that discloses the Company’s financial results (but not to exceed 120 days following the adoption of the 10b5-1 Plan); and (ii) for persons other than Section 16 Persons: thirty (30) days after adoption of the 10b5-1 Plan, in each case, following our Compliance Officer’s approval of the 10b5-1 Plan. These waiting periods are collectively referred to as the “Cooling-Off Period;”

(d)the 10b5-1 Plan is not a single-trade 10b5-1 Plan adopted during the 12-month period immediately following the person’s adoption of another single-trade 10b5-1 Plan, subject to the exceptions noted in Rule 10b5-1, which are provided for you in Annex B;

(e)the person establishing the 10b5-1 Plan has certified to the Compliance Officer in writing in the applicable certification form set forth in Annex A hereto, no earlier than two business days prior to the date that the 10b5-1 Plan is formally established (and shall not have withdrawn such certification prior to such establishment), that (i) such person is not, and to their knowledge, will not be, in possession of material nonpublic information concerning Accel and all such trades to be made pursuant to the 10b5-1 Plan will be made in accordance with the trading restrictions of Section 16 of the Exchange Act and Rule 144 of the Securities Act to the extent applicable; (ii) the 10b5-1 Plan complies with the requirements of Rule 10b5-1; (iii) all trades to be made pursuant to the 10b5‑1 Plan will be in accordance with applicable SEC rules; (iv) such person is adopting the 10b5‑1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act and Rule 10b-5 of the Exchange Act; and (v) such person will act in good faith with respect to the 10b5-1 Plan throughout its duration. The person adopting the 10b5-1 Plan must notify the Compliance Officer promptly via email and withdraw the certification if any changes of circumstances prior to the adoption date of the 10b5-1 Plan have or will render such certification to be inaccurate as of that time; and

(f)a person may have no more than one 10b5-1 Plan adopted at any point in time (i.e., multiple concurrent or overlapping plans are prohibited), subject to the exceptions noted in Rule 10b5-1, which are provided for you in Annex B. One of these exceptions is for plans authorizing certain “sell-to-cover” transactions.

Because Section 16 Persons and Access Persons are more likely than other Covered Persons to receive access to material non-public information in their roles with Accel, they are encouraged to adopt 10b5-1 Plans covering Accel’s securities (subject to meeting the requirements of this Policy).

The Compliance Officer may, in her or his full discretion, adopt and implement complementary internal policies and procedures consistent with, and in furtherance of, this Policy.

Approval of a 10b5-1 Plan by Accel’s Compliance Officer and/or an acknowledgment of a 10b5-1 Plan by the Company shall not be considered a determination by Accel’s Compliance Officer or the Company that the 10b5-1 Plan satisfies the requirements of Rule 10b5-1.

Once a person has an approved 10b5-1 Plan in place, such person will need approval from Accel’s Compliance Officer to make certain changes to it. Modifying or changing the amount, price, or timing of the purchase or sale of our securities underlying the 10b5-1 Plan (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of such securities) (any such modification or change, a “Plan Modification”) will be deemed to be the same as terminating such person’s existing 10b5-1 Plan and entering into a new 10b5-1 Plan. As a result, the approval process for a Plan Modification is the same as the approval process described above for initially adopting a 10b5-1 Plan, including being subject to a new Cooling-Off Period. We discourage making multiple Plan Modifications, as that may give the appearance that a person is trading on material nonpublic information under the guise of that plan. Plan Modifications cannot be made during any Blackout Period, cannot be made when a person is in possession of material nonpublic information and, in the case of Access Persons and Section 16 Persons, can only be made during an open Trading Window.

Once a person has an approved 10b5-1 Plan in place, they will need approval from the Compliance Officer to terminate it.

Other Trading Arrangements

Covered Persons are not allowed to enter into “non-Rule 10b5-1 trading arrangements” (as defined in Regulation S-K Item 408(c)) unless otherwise approved in advance by the Compliance Officer.

Priority of Statutory or Regulatory Trading Restrictions

The trading prohibitions and restrictions of this Policy are also subject to prohibitions or restrictions prescribed by contract or by federal and state securities laws and regulations (e.g., contractual restrictions on the resale of securities, short-swing trading by Section 16 Persons or compliance with Rule 144 under the Securities Act). Any Covered Person who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer.

Reporting Violations; Inquiries

The Compliance Officer or his or her designee will review, and either approve or prohibit, any proposed trades in Accel securities as required under this Policy, including proposed trades by Section 16 Persons and Access Persons. The Compliance Officer will administer and interpret this Policy, and enforce compliance as needed. The Compliance Officer may consult with Accel’s outside legal counsel as needed. The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties.
Any Covered Person who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Covered Person, must report the violation immediately to the Compliance Officer.

Please direct all inquiries about this Policy to the Compliance Officer.

Trading by the Company

We will not transact in any Accel securities unless in compliance with applicable U.S. securities laws, rules and regulations and applicable New York Stock Exchange listing standards.

Effective Date

The effective date of this Policy is February 22, 2023. The amendments to this Policy would not apply to any existing 10b5-1 Plan that was entered into prior to the effective date of this Policy, except to the extent that a Plan Modification is made to such plan after the effective date of this Policy.

Defined Terms in the Insider Trading Policy

“10b5-1 Plan” means a written plan to trade securities that complies with the requirements of Rule 10b5-1 under the Exchange Act.

“Access Persons” means persons, other than Section 16 Persons, who have been designated by Accel as having regular access to material nonpublic information about Accel in the normal course of their duties. Special provisions of this Policy, such as pre-approval of any trades, apply to Access Persons. The Access Persons are listed on Exhibit A, provided that no such person listed on Exhibit A that is a Section 16 Person should be considered an Access Person. The Compliance Officer may update and amend this list from time to time.

“Blackout Period” means any special trading blackout period specially designated by the Compliance Officer. It may apply to particular individuals or groups of persons (including all Covered Persons), and last for such time as the Compliance Officer determines. No Covered Person may trade in Accel securities during any such Blackout Periods and, in the case of Access Persons and Section 16 Persons, outside of the applicable Trading Windows.

“Board” means Accel’s Board of Directors.

“Compliance Officer” for this Policy refers to our Chief Legal Officer (or, if there is nobody with the Chief Legal Officer title, then the attorney in the Company’s legal function with the most senior role); in his or her absence our Chief Financial Officer may serve as Compliance Officer.

“Covered Persons” refers to all Service Providers, members of their immediate families and persons sharing their households, and such persons’ affiliates and associates. An affiliate of a Covered Person is a person, fund or other entity (such as a partnership, trust or corporation) who directly or indirectly controls or is controlled by, or is under common control with such person. An associate of a Covered Person is (1) a fund or other entity (such as a partnership, trust or corporation) (other than Accel or a majority-owned subsidiary of Accel) (i) which employs or retains the services of a Service Provider or a member of his or her immediate family and persons sharing their households, or (ii) of which such person is directly or indirectly the beneficial owner of 10% or more of any class of equity securities, or (2) any trust in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar capacity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Accel”, “we”, “our” or “Company” means Accel Entertainment, Inc., a Delaware corporation, collectively with its subsidiaries.

“Policy” means this Accel Insider Trading Policy, as adopted and amended from time to time by the Board.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 16 Persons” means (i) members of the Board and (ii) Accel’s officers (as defined in Rule 16a-1(f) of the Exchange Act). In addition to the provisions of this Policy, Section 16 of the Exchange Act and the rules promulgated thereunder apply to Section 16 Persons.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Service Provider” has the meaning set forth in General Overview above.

“Trading Window” means the period when trading is normally permitted by Access Persons and Section 16 Persons under the Policy. The Trading Window covers the period beginning after the close of trading on the first full trading day following our widespread public release of quarterly or year-end operating results, and ending at the close of trading on the fifteenth day of the third month of the then-current quarter.

Exhibit A
Access Persons

All Vice President level employees and above

All members of the Finance and Accounting functions

All members of the Legal function

The administrative assistants to the CEO and CFO

Frequently Asked Questions

What is “material nonpublic information?”

Information is “material” if it would be expected to affect the investment or voting decisions of a reasonable investor, or if the disclosure of the information would be expected to alter significantly the total mix of the information in the marketplace about Accel. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of Accel’s securities. Both positive and negative information may be material.

The following types of information about Accel (among others) may be considered material:
•Projections of future earnings or losses, or other earnings guidance.
•Financial performance, especially quarterly and year-end revenues and earnings, and significant changes in financial performance or liquidity.
•Financial and operational forecasts, including projections of future earnings or losses or other earnings guidance.
•Key operational metrics such as hold-per-day and number of licensed establishments.
•State of Illinois Gaming Board revenue data, to the extent it may be available before being made available to the public.
•Significant communications to or from regulatory agencies, or other significant regulatory developments.
•New product launches or the introduction of new business strategies.
•The status of Accel’s progress toward achieving significant Accel goals.
•Significant developments regarding Accel’s products, technology or business operations.
•Potential material mergers and acquisitions or material sales of Accel assets or subsidiaries or other strategic transactions.
•Significant developments regarding customers, vendors, suppliers, partners or financing sources, such as the acquisition or loss of a significant contract.
•Stock splits, public or private securities/debt offerings, or changes in Accel dividend policies or amounts.
•Significant changes in senior management.
•Restatements of historical financial statements.
•New major contracts, customers, suppliers, or the loss of a major customer or supplier.
•Initiation or resolution of significant litigation or regulatory proceedings.
•Potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies.
•Potential restatements of the Company’s financial statements, changes in the Company’s auditor or notification that the Company may no longer rely on an auditor’s report.

The SEC has stated there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of Accel’s securities.

Information is “nonpublic” if it has not been widely disseminated to the public (e.g., through major newswire services, national news services, SEC Form 8-K or other filings, webcasts or financial news services). By contrast, information would likely not be considered widely disseminated if it is available only to Accel’s employees, or if it is only available to a select group of analysts, brokers, and institutional investors. For the purposes of this Policy, information will be considered public, i.e., no longer “nonpublic,” only after the close of trading on the first full trading day following Accel’s widespread public release of the information. Depending on the particular circumstances, Accel may determine that a longer or shorter period should apply to the release of specific material non-public information.

Covered Persons who are unsure whether the information that they possess is material or nonpublic are encouraged to consult the Compliance Officer for guidance.

What is Insider Trading?

Insider trading is illegal and prohibited. Insider trading occurs when a person who is aware of material non- public information about a company buys or sells that company’s securities or provides material non-public information to another person who may trade on the basis of that information.

What are the penalties for failing to comply with this Policy?

The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping laws may be required to disgorge profits made or losses avoided by trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tippee, pay civil penalties of up to three times the profit made or loss avoided, pay a criminal penalty of up to $5 million for individuals and $25 million for entities and serve a prison term of up to 20 years. Accel and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties and could under certain circumstances be subject to private lawsuits by contemporaneous traders for damages suffered as a result of illegal insider trading or tipping by persons under Accel’s control.

Violation of this Policy, or federal or state securities laws governing insider trading, may subject the violator to disciplinary action by Accel up to and including termination of employment for cause (in the case of an employee) or removal proceedings (in the case of a Board member). A violation of this Policy is not necessarily the same as a violation of law. In fact, for the reasons indicated above, this Policy is intended to be broader than the law. Accel reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy has been violated. Accel may determine that specific conduct violates this Policy, whether or not the conduct also violates the law. It is not necessary for Accel to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

Are these FAQs part of the Insider Trading Policy?

Yes, these FAQs are part of this Policy, and you must comply with their provisions.

How does this Policy apply to trades under Accel’s Equity Incentive Plan?

This Policy applies to all transactions involving Accel’s securities, including options to purchase Accel common stock and RSUs. However, there are certain exceptions related to options and RSUs granted under Accel’s Equity Incentive Plan, as described below.

Options. The trading restrictions of this Policy do not apply to the following:
•Exercising stock options granted under Accel’s Equity Incentive Plan for cash or by delivering to Accel previously owned Accel stock or through a net exercise of a stock option that is permitted by Accel’s Equity Incentive Plan and that does not involve a sale of shares in the open market.
•Payment of taxes in connection with exercising stock options granted under Accel’s Equity Incentive Plan pursuant to net withholding arrangements approved by Accel for the payment of taxes upon the exercise of stock options and that does not involve a sale of shares in the open market.

However, the sale of any shares issued on the exercise of Accel-granted stock options, as well as any cashless exercise of Accel -granted stock options in which stock is sold on the open market to pay the exercise price or taxes (i.e., “same-day sales”) are subject to trading restrictions under this Policy.

RSUs. The trading restrictions of this Policy do not apply to settlement of RSUs pursuant to a net settlement or a “sale to cover” for non-discretionary, automatic tax withholdings initiated and approved by Accel for the payment of taxes upon the vesting of RSUs.

I know trades in Accel securities are not permitted for Access Persons and Section 16 Persons in a closed Trading Window. If I am an Access Person or Section 16 Person, can I still exercise a stock option during a closed Trading Window, if I am not going to sell any shares?

Yes. For clarity, the exercise of a vested stock option, not accompanied by a sale, is not considered a “trade” under this Policy.

How does this Policy apply to trades under an employee stock purchase plan adopted by Accel?

The trading prohibitions and restrictions of this Policy will not apply to periodic wage withholding contributions to an employee stock purchase plan adopted by Accel that are used to purchase Accel securities. However, no Covered Persons may alter his or her instructions about the level of withholding or purchase of Company securities under that plan while in the possession of material nonpublic information about Accel, or during a Blackout Period. Sales of Accel securities acquired under that plan are subject to this Policy.

What are the procedures for getting approval of a proposed trade in compliance with this Policy?

No Section 16 Person or Access Person may trade in Company securities until the following steps are completed:

(a) Section 16 Persons and Access Persons must request approval for the trade from the Compliance Officer in writing as set forth in the applicable certification form included in Annex A hereto, including specifying the amount and nature of the proposed trade. The person trading must also certify to the Compliance Officer in writing no earlier than two business days prior to the proposed trade that (i) such person is not in possession of material nonpublic information concerning Accel and (ii) the proposed trade does not violate the trading restrictions of Section 16 of the Exchange Act, Rule 144 of the Securities Act (if applicable) or any other securities laws. The application for Access Persons and Section 16 Persons to request approval for trades, is also available by emailing complianceofficer@accelentertainment.com.

(b) The Compliance Officer has approved the trade in writing including via email. The Compliance Officer is not obligated to approve any trades requested by any person. The Compliance Officer may, in their sole discretion, impose additional requirements or make additional requests in connection with any particular trade requests.

What does “immediate family member” mean?

For purposes of this Policy, an immediate family member means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a person security holder, and includes any person (other than a tenant or employee) sharing the household of that person.

Is a gift of Accel stock covered by this Policy?

Yes. A Covered Person may not make a gift, charitable contribution or other transfer without consideration, of Company securities during a period when that Covered Person is not permitted to trade. In addition Section 16 Persons must notify the Compliance Officer of any such gifts or transfers.

Is a distribution of Accel stock to the limited partners of a partnership, the stockholders of a corporation, or other affiliated entities covered by this Policy?

Yes. An entity over which a Covered Person has or shares voting or investment control may not distribute Company securities to its affiliates, limited partners, general partners, members, stockholders or other equityholders during a period when the Covered Person is not permitted to trade, unless the limited partners, general partners or stockholders of that entity have agreed in writing to hold the securities until such period expires.

Is a purchase of Accel stock considered a “trade” under this Policy? Or only sales of Accel stock?

Both purchases and sales of Accel stock are considered “trades” under the Policy.

Are transactions in derivative securities covered by this Policy?

Yes. No Covered Person may acquire, sell, trade or participate in any interest or position relating to the future price of Accel securities, such as a put option, a call option, or a short sale (including a short sale “against the box”).

What is a short sale, and what is a short sale “against the box?”

A short sale is a sale of securities that you do not own (i.e. borrowed securities). A short sale “against the box” is a sale of securities you own, but with delayed delivery.

Are contributions to exchange funds covered by this Policy?

Yes. No Covered Person may contribute Accel securities to exchange funds that could be interpreted as having the effect of hedging in Accel securities.

Are standing and limit orders covered by this Policy?

Unless part of a 10b5-1 Plan, standing or limit orders should be used only for a very brief period of time, if at all. A standing order placed with a broker to sell or purchase Accel stock at a specified minimum or maximum price leaves you with no control over the timing of the transaction. The limit order could be executed by the broker when you are aware of material nonpublic information, which would result in unlawful insider trading. Irrespective, for Section 16 and Access Persons, they cannot extend beyond either the Trading Window or the preclearance period.

Can I hold Accel securities in a margin account?

Securities held in a margin account or pledged as collateral for a loan may be sold without your consent— by the broker if you fail to meet a margin call, or by the lender in foreclosure if you default on the loan. Because a margin or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Accel securities, you are prohibited from holding Accel securities in a margin account or pledging Accel securities as collateral for a loan (other than the limited exception described below for non-margin debt).

Under what circumstances can I pledge Accel securities as collateral for a loan?

An exception to the prohibition on using Accel securities as collateral for a loan (not including margin debt) may be granted by the Compliance Officer where you have clearly demonstrated the financial capacity to repay the loan without resorting to the pledged securities. If you wish to pledge Accel securities as collateral for a loan, you must submit a request for approval to the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

I have a hardship or other urgent need to sell Company shares, or exercise a stock option so I can sell some Company shares. Is that okay?

It does not matter that there may exist a justifiable reason for a purchase or sale apart from the material nonpublic information; if the Covered Person has material nonpublic information, the prohibition still applies.

I know that disclosures of material nonpublic information are prohibited under this Policy; is it okay if I monitor or participate in a chat room?

No. A Covered Person may not participate, in any manner other than passive observation, in any investment or stock-related Internet “chat” rooms, blogs, social media sites, message boards or other similar online forums relating to Accel without the prior approval of the Compliance Officer and in compliance with Accel’s Corporate Communications and Social Media Policies and any other applicable policy.

What are the procedures for trading under a 10b5-1 Plan?

In addition to the procedures for trades not under a 10b5-1 Plan, the person seeking to trade under a 10b5-1 Plan must put in place such a plan that complies with the requirements of Rule 10b5-1. The Compliance Officer approval of a 10b5-1 Plan shall not be considered a determination by Accel or the Compliance Officer that the 10b5-1 Plan satisfies the requirements of Rule 10b5-1. Accel reserves the right to prevent any transactions in Accel securities, even those pursuant to a 10b5-1 Plan, in the sole discretion of the Compliance Officer.

No trades shall be treated as having been made pursuant to a 10b5-1 Plan under this Policy unless:

(a)The 10b5-1 Plan complies with the requirements of Rule 10b5-1 under the Exchange Act and this Policy;
(b)The 10b5-1 Plan is pre-approved by the Compliance Officer in writing, is not entered into during any Blackout Period and, in the case of Access Persons and Section 16 Persons, is entered into during an open Trading Window;
(c)the first trade under the 10b5-1 Plan does not occur (i) for a Section 16 Person: until the later of (A) ninety (90) days after adoption of the 10b5-1 Plan and (B) two (2) business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the 10b5-1 Plan was adopted that discloses the Company’s financial results (but not to exceed 120 days following the adoption of the 10b5-1 Plan); and (ii) for persons other than Section 16 Persons: thirty (30) days after adoption of the 10b5-1 Plan, in each case, following our Compliance Officer’s approval of the 10b5-1 Plan. These waiting periods are collectively referred to as the “Cooling-Off Period;”

(d)the 10b5-1 Plan is not a single-trade 10b5-1 Plan adopted during the 12-month period immediately following the person’s adoption of another single-trade 10b5-1 Plan, subject to the exceptions noted in Rule 10b5-1, which are provided for you in Annex B;
(e)the person establishing the 10b5-1 Plan has certified to the Compliance Officer in writing in the applicable form set forth in Annex A, no earlier than two business days prior to the date that the 10b5-1 Plan is formally established (and shall not have withdrawn such certification prior to such establishment), that (i) such person is not, and to their knowledge, will not be, in possession of material nonpublic information concerning Accel and all such trades to be made pursuant to the 10b5-1 Plan will be made in accordance with the trading restrictions of Section 16 of the Exchange Act and Rule 144 of the Securities Act to the extent applicable; (ii) the 10b5-1 Plan complies with the requirements of Rule 10b5-1; (iii) all trades to be made pursuant to the 10b5‑1 Plan will be in accordance with applicable SEC rules; (iv) such person is adopting the 10b5‑1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act and Rule 10b-5 of the Exchange Act; and (v) such person will act in good faith with respect to the 10b5-1 Plan throughout its duration. The person adopting the 10b5-1 Plan must notify the Compliance Officer promptly via email and withdraw the certification if any changes of circumstances prior to the adoption date of the 10b5-1 Plan have or will render such certification to be inaccurate as of that time; and
(f)a person may have no more than one 10b5-1 Plan adopted at any point in time (i.e., multiple concurrent or overlapping plans are prohibited), subject to the exceptions noted in Rule 10b5-1, which are provided for you in Annex B. One of these exceptions is for plans authorizing certain “sell-to-cover” transactions.

The Compliance Officer is not obligated to approve any trades requested by any person, or to approve any 10b5-1 Plan. When approval is sought, there is no set timeline for how long such approval might take.

The establishment and implementation of any 10b5-1 Plan shall be the sole responsibility of the person seeking to establish such a plan.

Once a person has an approved 10b5-1 Plan in place, such person will need approval from Accel’s Compliance Officer to make certain changes to it. Modifying or changing the amount, price, or timing of the purchase or sale of our securities underlying the 10b5-1 Plan (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of such securities) (any such modification or change, a “Plan Modification”) will be deemed to be the same as terminating such person’s existing 10b5-1 Plan and entering into a new 10b5-1 Plan. As a result, the approval process for a Plan Modification is the same as the approval process described above for initially adopting a 10b5-1 Plan, including being subject to a new Cooling-Off Period. We discourage making multiple Plan Modifications, as that may give the appearance that a person is trading on material nonpublic information under the guise of that plan. Plan Modifications cannot be made during any Blackout Period, cannot be made when a person is in possession of material nonpublic information and, in the case of Access Persons and Section 16 Persons, can only be made during an open Trading Window.

A 10b5-1 Plan may be terminated with immediate effect provided such request for termination has been approved by the Compliance Officer. Once a 10b5-1 Plan is terminated, any new plan adopted post- termination must meet the requirements above for new 10b5-1 Plans.

Once a 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The 10b5-1 Plan must either:
•Clearly specify in advance the amount, pricing and timing of transactions (including by formula or algorithm), or
•Delegate discretion on those matters to an independent third party (such as a securities broker or investment manager). Of course, the independent third party cannot make discretionary investment decisions on behalf of the individual while the independent third party is in possession of material nonpublic information about Accel.

Unless otherwise approved by the Compliance Officer and Chief Financial Officer, all 10b5-1 Plans must be implemented through a broker included in a list approved by the Compliance Officer. The Compliance Officer may amend this list from time to time.

What are my obligations once I am no longer providing services to Accel?

If you are an Access Person or Section 16 Person, you should observe the Trading Window restrictions for 90 days following the termination of your employment or service relationship. Further, if you are a Covered Person and you are aware of material nonpublic information when your employment or service relationship terminates, you may not trade in Accel securities until that information has become public or is no longer material.

How does this Policy apply to trades by the Compliance Officer?

The Compliance Officer may not trade in Company securities unless the trade has been approved by Accel’s Chief Financial Officer (or Chief Executive Officer if the Compliance Officer is the Chief Financial Officer) in accordance with this Policy.

What additional duties does the Compliance Officer have?

In addition to the duties of the Compliance Officer specified in the Policy, the Compliance Officer or its designee, shall:
•Respond to inquiries relating to this Policy and its procedures.
•Designate and announce special trading Blackout Periods during which Covered Persons may not trade in Company securities.
•Revise this Policy as necessary to reflect changes in federal or state laws and regulations, subject to approval by the Board or a duly authorized committee thereof. The list of individuals who may adopt 10b5-1 Trading Plans and the list of Access Persons may be amended by the Compliance Officer.
•Maintain as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

Can this Policy be amended, and if so, by whom?

The Policy may be amended, modified or waived at any time by the Company’s Board. For the avoidance of doubt, unless explicitly stated by the Board, any waiver, amendment or modification of the Policy by the Board shall not be considered a waiver of the Company’s Code of Business Conduct and Ethics.

What if I have additional questions?

If you have any questions about any aspect of this policy, you are encouraged to contact the Compliance Officer at ComplianceOfficer@accelentertainment.com.

Annex A

[Form of Pre-Approval for Trading by Access Persons and Section 16 Persons]

I hereby give advance notice to the Compliance Officer of Accel Entertainment Inc. (the “Company”) and seek pre-approval with respect to the following:

I intend to [purchase] [sell] up to [[$ amount] of][number] shares of Company common stock. [provide any other relevant details]

I hereby certify as of the date hereof that:
•I have previously received and am familiar with the Company’s insider trading policy;
•I have complied with all procedures established by the Company’s insider trading policy in connection with the transaction described above;
•I am not, and to my knowledge, will not be, in possession of material nonpublic information concerning the Company; and
•The transaction described above does not violate the trading restrictions of Section 16 of the Exchange Act, Rule 144 of the Securities Act (if applicable) or any other securities laws.

[Form of Pre-Approval for 10B5-1 Plans for Covered Persons]

I hereby give advance notice to the Compliance Officer of Accel Entertainment Inc. (the “Company”) and seek pre-approval with respect to the following written plan to trade shares of Company common stock (the “Plan”) that intend to enter into:

The Plan provides for the [purchase] [sale of] up to [[$ amount] of][number] shares of Company common stock over the period beginning on [date] to [date]. [provide other relevant details, including name of broker, price parameters, written formula or algorithm, etc.]

I hereby certify as of the date hereof that:
•I have previously received and am familiar with the Company’s insider trading policy;
•I have complied with all procedures established by the Company’s insider trading policy in connection with the Plan;
•I am not, and to my knowledge, will not be, in possession of material nonpublic information concerning the Company and all trades to be made pursuant to the Plan will be made in accordance with the trading restrictions of Section 16 of the Exchange Act and Rule 144 of the Securities Act to the extent applicable;
•the Plan complies with the requirements of Rule 10b5-1 of the Exchange Act;
•all trades to be made pursuant to the Plan will be in accordance with applicable SEC rules;
•I am adopting the Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act and Rule 10b-5 of the Exchange Act; and
•I will act in good faith with respect to the Plan throughout its duration.

I further confirm that I will notify the Compliance Officer promptly via email and withdraw this certification if any changes of circumstances prior to the adoption date of the 10b5-1 Plan have or will render such certification to be inaccurate as of that time.

Annex B

Exceptions to the Multiple, Overlapping 10b5-1 Plan Restriction

Such exceptions are:

•An eligible “sell-to-cover” 10b5-1 Plan where such plan authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or stock appreciation rights, and the Covered Person does not otherwise exercise control over the timing of such sales. For the avoidance of doubt, this exception does not extend to sales incident to the exercise of option awards.

•A series of separate contracts with different broker-dealers or other agents acting on behalf of the person (other than the Company) to execute trades thereunder may be treated as a single 10b5-1 Plan, provided that the individual constituent contracts with each broker-dealer or other agent, when taken together as a whole, meet all of the applicable conditions of and remain collectively subject to the provisions of Rule 10b5-1, including that a modification of any individual contract acts as modification of the whole 10b5-1 Plan, as defined in Rule 10b5-1(c)(1)(iv). The substitution of a broker-dealer or other agent acting on behalf of the person (other than the Company) for another broker-dealer that is executing trades pursuant to a 10b5-1 Plan shall not be a “Plan Modification” as long as the purchase or sales instructions applicable to the substitute and substituted broker are identical with respect to the prices of securities to be purchased or sold, dates of the purchases or sales to be executed, and amount of securities to be purchased or sold.

•One later-commencing 10b5-1 Plan for purchases or sales of any securities of the Company on the open market under which trading is not authorized to begin until after all trades under the earlier-commencing 10b5-1 Plan are completed or expired without execution. However, the first trade under such later-commencing 10b5-1 Plan must be scheduled after the “Effective Cooling-Off Period,” or the Cooling-Off Period that would be applicable to the later-commencing 10b5-1 Plan if the date of adoption of the later-commencing 10b5-1 Plan were deemed to be the date of termination of the earlier-commencing 10b5-1 Plan.

Exceptions to the Single-Trade 10b5-1 Plan Restriction

There is an exception for eligible “sell-to-cover” 10b5-1 Plans where the plan authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or stock appreciation rights, and the Covered Person does not otherwise exercise control over the timing of such sales.